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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-19040
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                     South Florida Bank Holding Corporation
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             (Exact name of registrant as specified in its charter)

       2017 McGregor Boulevard, Fort Myers, Florida 33901, (941) 334-2020
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               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     /X/             Rule 12h-3(b)(1)(ii)    / /
         Rule 12g-4(a)(1)(ii)    / /             Rule 12h-3(b)(2)(i)     / /
         Rule 12g-4(a)(2)(i)     / /             Rule 12h-3(b)(2)(ii)    / /
         Rule 12g-4(a)(2)(ii)    / /             Rule 15d-6              / /
         Rule 12h-3(b)(1)(i)     / /

Approximate number of holders of record as of the certification or notice date: None .
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
South Florida Bank Holding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  June 11, 1999     By: /s/ PAUL L. REYNOLDS
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                              Name:   Paul L. Reynolds
                              Title: Assistant Secretary of Fifth Third Bancorp (successor by merger to South Florida Bank Holding Corporation)